As filed with the Securities and Exchange Commission on May 21, 2004
Registration No. 333-114088

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RealNetworks, Inc.

(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	2601 Elliott Avenue, Suite 1000 Seattle, Washington 98121 (206) 674-2700	91-1628146 (I.R.S. Employer Identification Number)
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Kimball

Vice President, Legal and Business
Affairs, General Counsel and
Corporate Secretary
RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
(206) 674-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis, Esq.
Christian E. Montegut, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, Washington 98104-7036
(206) 883-2699

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.     ☐

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum
Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered	Share(1)	Offering Price(1)	Registration Fee

Common stock, $0.001 par value per share(2)	1,383,312(3)	$5.97	$8,258,373	$1,047.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average high and low trading price of the Common Stock reported on the Nasdaq National Market on March 29, 2004.

(2)	Includes preferred stock purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(3)	Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION                     , 2004

PROSPECTUS

1,383,312 Shares

RealNetworks, Inc.

Common Stock

($0.001 par value)

        This prospectus relates to the public offering, which is not being underwritten, of up to 1,383,312 shares of our common stock which are held by some of our current shareholders and may be offered and sold from time to time by the selling shareholders described herein.

      The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

      Our common stock is traded on the Nasdaq National Market under the symbol “RNWK.” On May 19, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $5.91 per share.

       See “Risk Factors” beginning at page 3 to read about certain factors you should consider before buying shares of our common stock.

       Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2004.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, “RealNetworks,” “we,” “us,” and “our” refer to RealNetworks, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements, and other information regarding companies, such as RealNetworks, Inc., that file electronically with the SEC. You can also inspect reports, proxy statements and other information about our company at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any such information superseded by information contained in later-filed documents or directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

RealNetworks, Inc. SEC Filings (File No. 0-23137)	Period

Annual Report on Form 10-K (including the portions of our Proxy Statement for our 2004 Annual Meeting of Shareholders incorporated by reference therein)	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Report on Form 8-K	Filed on March 31, 2004
Current Report on Form 8-K/A	Filed on September 12, 2003
Description of our common stock as set forth in our Registration Statement on Form 8-A and all amendments thereto	Filed on September 26, 1997
Description of our preferred share purchase rights as set forth in our Registration Statement on Form 8-A and all amendments thereto	Filed on December 14, 1998

      All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this document shall also be deemed to be incorporated in this prospectus by reference; provided, however, that we are not incorporating any information from any future filed documents furnished under either Item 9 or Item 12 of any Current Report on Form 8-K.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Investor Relations

RealNetworks, Inc.
2601 Elliott Avenue, Suite 1000
Seattle, Washington 98121
Telephone: (206) 674-2700

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. These filings are also available free of charge through our Internet website, at www.realnetworks.com.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 3, in evaluating an investment in common stock. The information contained or incorporated by reference in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have in the past and may in the future make forward-looking statements orally to analysts, investors, the media, and others. Forward-looking statements are statements that are not historical facts. The information contained or incorporated by reference in this prospectus includes forward looking statements concerning:

•	our strategy to continue to grow and leverage the base of users of our technology to generate revenues;

•	our plans for future strategic investments and acquisitions of businesses and technology; and

•	the increasing importance of non-PC devices to our business and the establishment of a leading position in that market.

      Additional forward-looking statements are identified in the documents incorporated herein by reference. These forward-looking statements are based on current expectations, estimates and projections about RealNetworks’ industry, management’s beliefs, and certain assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions are intended to identify forward-looking statements.

      We believe that it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. Consequently, there can be no assurance that our expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. The future financial condition and results of operations of RealNetworks, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth herein and those described elsewhere in this offering circular. You should carefully review the risk factors included in other reports or documents filed by RealNetworks from time to time with the Securities and Exchange Commission, referred to as the SEC, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and RealNetworks assumes no obligation to update any such forward-looking statement or reason why actual results might differ, even if new information becomes available or other events occur in the future.

ii

SUMMARY

      The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this offering circular and incorporated in this offering circular by reference. You should carefully consider the information set forth under “Risk Factors”.

RealNetworks, Inc.

      We are the leading creator of digital media services and software. Consumers use our services and software to find, play, purchase and manage free and premium digital content, including music, video and games. Broadcasters, network operators, media companies and enterprises use our products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices.

      We have been a pioneer in the development of technology for the transmission of digital media over the Internet, and we have used our technology to create a large base of consumers, network operators and content owners who use our products and services to create, send and receive both free and paid content. Our strategy is to continue to grow and leverage this base of users to drive the creation of a market for premium digital audio and video content online and generate profitable revenue from this market in two primary ways:

(1) as a creator, packager and seller of software and digital content to consumers; and

(2) as a supplier of the underlying technology and business to business services to content owners, enterprises and network operators to create and distribute digital content.

      Consumers use our media player software to play, create and manage their digital media, rip and burn CDs, tune in to Internet radio and play streaming and on-demand audio and video. In January 2004, we released the most recent version of our media player software, RealPlayer 10, which offers support for every major media format and includes an integrated digital music download store, the RealPlayer Music Store, along with an integrated radio tuner and premium radio subscription services. RealPlayer users can also subscribe to our RealOne SuperPass subscription service, which offers subscribers a package of premium software and services and access to premium content, including online sports, news, music and entertainment programming from brand-name media companies. We also market and distribute Rhapsody, an online music subscription service, which offers consumers unlimited, on-demand streaming access to over 550,000 songs, and RealArcade, a software platform through which we distribute downloadable games through subscriptions and a la carte sales.

      Content owners and network operators use our products to create and distribute free and paid digital content, and other technology companies license our technology in order to integrate digital media into their products. While the primary application of these products today is for Internet-connected PCs, we believe mobile devices will become an increasingly important part of our business, and we believe we are establishing a leading position in the mobile market for media delivery and player products and services.

      The technology platform we use for our products and license to other companies consists of the Real 10 Platform (“Real 10”) and the Helix Platform (“Helix”). Real 10 is our proprietary technology for digital audio/video compression, transport and playback and includes RealAudio 10, RealVideo 10, RealProducer 10 and RealPlayer 10. Helix includes a suite of commercial rights management and server software products for protecting and delivering digital media in multiple formats to media players, as well as a suite of software source code that third parties can use to build multi-format digital media products. This source code is licensed via the Helix Community, which many leading technology companies have joined in order to incorporate our open source streaming and downloadable media technology in their products.

      The size of our worldwide user base provides us with an ability to pool consumer demand on a very large scale. Accordingly, we have developed a variety of products and services to connect content providers, broadcasters and advertisers with that user base, including our subscription services. Our strategy is to continue to leverage our Internet media technology and our worldwide user base to create and generate revenues from the sale of digital media products and services.

RISK FACTORS

      In addition to reviewing other information in this prospectus and our Annual Report on Form 10-K and the other documents incorporated herein by reference, you should read the following “Risk Factors” section, so that you understand the risks associated with an investment in our common stock.

We have a relatively limited operating history with our paid media content businesses, which makes it difficult to evaluate our business.

      We have a relatively limited history operating with our paid media content businesses, including our subscription businesses, which in recent periods have become an increasingly important part of our business and now represent a majority of our revenues. As a result, we have limited financial results from these businesses on which you can assess our future prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving businesses, such as the paid media content businesses in which we operate. Our paid content business revenue and subscriber/user base have grown relatively rapidly in the early phases of the development of these businesses. If these businesses continue to grow, the growth rates we have experienced to date are unlikely to be sustainable.

We have a history of losses, and we cannot be sure that we will be able to return to profitability in the future.

      We have incurred significant losses since our inception. As of March 31, 2004, we had an accumulated deficit of $290 million. We have had net losses for each year subsequent to the year ended December 31, 1999, and we may not generate sufficient revenue to be profitable on a quarterly or annual basis in the future. We have announced our intention to achieve quarterly profitability (excluding antitrust litigation expense) by the end of 2004. No assurance can be provided that we will achieve quarterly profitability (excluding antitrust litigation expense) in 2004 or in any subsequent period. We devote significant resources to developing and enhancing our technology and to selling, marketing and obtaining content for our products and services. As a result, we will need to generate significant revenue to be profitable in the future.

Our operating results are difficult to predict and may fluctuate, which may contribute to fluctuations in our stock price.

      As a result of the rapidly changing and uncertain nature of the markets in which we compete, our quarterly and annual revenue and operating results may fluctuate from period-to-period, and period-to-period comparisons may not be meaningful. These fluctuations are caused by a number of factors, many of which are beyond our control. In past periods, our operating results have been affected by personnel reductions and related charges, charges relating to losses on excess office facilities, and impairment charges for certain of our equity investments. Our operating results may be adversely affected by similar or other charges or events in future periods, which could cause the trading price of our stock to decline.

      Certain of our expense decisions (for example, research and development and sales and marketing efforts, our media content licensing efforts and other business expenditures generally) are based on predictions regarding our business and the markets in which we compete. To the extent that these predictions prove inaccurate, our revenue may not be sufficient to offset these expenditures, and our operating results may be harmed.

Our suit against Microsoft for antitrust violations may not be successful and could harm our financial results.

      On December 18, 2003, we filed suit against Microsoft Corporation in the U.S. District Court for the Northern District of California, alleging that Microsoft violated U.S. and California antitrust laws. In our lawsuit, we allege that Microsoft has illegally used its monopoly power to restrict competition, limit consumer choice and attempt to monopolize the field of digital media. We expect that the litigation, if it is not resolved before trial, will carry on for several years. It is not possible to predict accurately how much the litigation will cost, or its duration. The costs of the litigation could have an adverse impact on our operating results in excess of our current expectations. The litigation may also distract our management team from operational matters, which could harm our business results. We may not prevail in our claims against Microsoft, in which case our costs of litigation will not be recovered. Even if we do prevail, the litigation may not be successful in causing Microsoft to alter its anticompetitive behavior. Furthermore, Microsoft’s defense strategy may include the assertion of counterclaims against us, as well as leveraging its power in the commercial marketplace to adversely affect our current and potential business relationships, either of which may have an adverse affect on our business results.

Our online paid content businesses have generally lower margins than our traditional software license business.

      Costs of our online paid content services as a percentage of the revenue generated by those businesses are higher than the ratio of costs to revenues in our historical software licensing business. This includes our music subscriptions and sales, video subscription services and games licensing. We expect this trend will continue to negatively impact our overall gross margins as our online paid content businesses grow. If paid content revenue grows as a percentage of our overall revenue, our margins may further decrease which may affect our ability to achieve profitability.

Our digital content subscription businesses depend on our continuing ability to license compelling content on commercially reasonable terms.

      We must continue to obtain compelling digital media content for our video, music and games subscription services in order to maintain and increase subscriptions and subscription service revenue and overall customer satisfaction for these products. In some cases, we have had to pay substantial fees to obtain premium content. In particular, we have had to pay substantial fees to obtain premium video content even though we have limited experience determining what video content will be successful with current and prospective customers. In addition, certain of our content licensing agreements have high fixed costs associated with them, and we have decided not to renew certain of these agreements. During the quarter ended March 31, 2004, we incurred a charge of approximately $4.9 million due to the cancellation of a content licensing agreement with PGA Tour. In addition, we did not renew our content license agreement with MLB Advanced Media because we believe the proposed cost of the license renewal was unreasonably high and not economically viable. Failure to renew these contracts has resulted, and may in the future result, in the loss of subscribers to our video subscription offerings and a corresponding loss of revenue. If we cannot obtain premium digital content for any of our digital content subscription services on commercially reasonable terms, or at all, our business will be harmed.

Our subscription levels may vary due to the seasonal or periodic nature of some popular content and as we experiment with different types of content offerings.

      Some of the most popular premium content that we have offered in our premium video subscription services is seasonal or periodic in nature. Additionally, as we develop our video subscription business, we are experimenting with different types of content to determine what consumers prefer. We have limited experience with these types of offerings and cannot predict how the seasonal or periodic nature of these offerings will impact our subscriber growth rates for these products, future subscriber retention levels or our quarterly financial results. We anticipate that subscriber levels for our video subscription offerings will fluctuate due to seasonally available popular content and as we experiment with new types of content offerings.

The success of our subscription services businesses depends upon our ability to add new subscribers and minimize subscriber churn.

      If we do not continue to add new subscribers each quarter while minimizing the rate of loss of existing subscribers, our operating results will be adversely impacted. Because Internet subscription content businesses are a relatively new media delivery model and a new business for us, we cannot predict with accuracy our long-term ability to retain subscribers or add new subscribers. Subscribers may cancel their subscriptions to our services for many reasons, including a perception that they do not use the services sufficiently or that the service does not provide enough value, a lack of attractive or exclusive content generally or as compared to competitive service offerings (including Internet piracy), or because customer service issues are not satisfactorily resolved. In addition, the costs of marketing and promotional activities necessary to add new subscribers, and the costs of obtaining content that customers desire, may adversely impact our margins and operating results.

Our online music services depend upon our licensing agreements with the major music label companies.

      Our online music service offerings depend on music licenses from the major music labels. The current license agreements are for relatively short terms (some of these licenses are due to expire and will need to be renewed in 2004), and we cannot be sure that the music labels will renew the licenses on commercially viable terms, or at all. Due to the increasing importance of our music services to our overall revenues, the failure of the major music labels to renew these licenses under terms that are acceptable to us will harm our ability to offer successful music subscription services and would harm our operating results.

Music publishing royalty rates for streaming are not yet established; a determination of high royalty rates could negatively impact our operating results.

      Royalty rates associated with streaming musical compositions in the U.S. have not yet been established with respect to public performances and, if required, reproductions. Public performance licenses are negotiated individually, and we have not yet agreed to rates with all of the performing rights societies for all of our music streaming activities. We may be required to pay a rate that is higher than we expect, or the issue may be submitted to a “Rate Court” for judicial determination. We have a license agreement with the Harry Fox Agency, an agency that represents music publishers, to reproduce musical compositions as required in the creation and delivery of on-demand streams, but this license agreement does not include a rate. The license agreement anticipates industry-wide agreement on rate, or, if no industry-wide agreement can be reached, determination by a copyright arbitration royalty panel (“CARP”), an administrative judicial proceeding supervised by the United States Copyright Office. If the rates agreed to or determined by a CARP are higher than we expect, this expense could negatively impact our operating results. The publishing rates associated with our international music streaming services are also not yet determined, and may be higher than we anticipate.

Our products and services must compete with the products and services of strong or dominant competitors.

      Our software and services must compete with strong existing competitors, and new competitors may enter with competitive new products, services and technologies. These market conditions have in the past resulted in, and could likely continue to result in, in the following consequences, any of which could adversely affect our business, our operating results and the trading price of our stock:

•	reduced prices, revenues and margins;

•	increased expenses in responding to competitors;

•	loss of current and potential customers, market share and market power;

•	lengthened sales cycles;

•	degradation of our stature in the market and reputation;

•	changes in our business and distribution and marketing strategies;

•	changes to our products, services, technology, licenses and business practices, and other disruption of our operations;

•	strained relationships with partners; and

•	premature release of products and product enhancements.

      Many of our current and potential competitors have longer operating histories, greater name recognition, more employees and significantly greater resources than we do. Our competitors across the breadth of our product line include a number of large and powerful companies, such as Microsoft, Apple Computer, Yahoo!, the AOL division of Time Warner and others. Some of our competitors have in the past and may in the future enter into collaborative arrangements with each other that enable them to better compete with our business.

Microsoft is one of our strongest competitors, and employs highly aggressive tactics against us.

      Microsoft is one of our principal competitors in the development and distribution of digital media and media distribution technology. Microsoft’s market power in related markets such as personal computer operating systems, office software suites and web browser software give it unique advantages in the digital media markets. We expect that Microsoft will continue to increase pressure in the digital media markets in the future. Microsoft’s dominant position in certain parts of the computer and software markets, and its aggressive activities have had, and in the future will likely continue to have, adverse effects on our business and operating results.

      We believe that Microsoft has employed, and will likely continue to employ illegal and highly aggressive tactics against us such as leveraging Microsoft’s market dominating position in operating systems and servers to distribute and promote its digital media products. We also believe that Microsoft limits exposure to third parties (including us) of the interfaces to its operating systems, which limits the ability of our products to take full advantage of the features and functionality of Microsoft’s operating systems and limiting our ability to compete effectively with Microsoft. The effects of Microsoft’s activities include loss of customers and market share, unnatural pressure on the pricing of our products and continuing costs of developing and revising business strategies in response to these activities.

Our consumer businesses face substantial competitive challenges that may prevent us from being successful in those businesses.

      Video Products and Services. Our video content services (including our RealOne SuperPass subscription service) face competition from existing competitive alternatives and other emerging services and technologies. We face competition in these markets from traditional media outlets such as television, radio, CDs, DVDs, videocassettes and others. We also face competition from emerging Internet media sources and established companies entering into the Internet media content market, including Time Warner’s AOL subsidiary, Microsoft, Apple, Yahoo! and broadband Internet service providers. We expect that, as the market for Internet video content matures, more competitors will enter these new markets, making competition even more intense. Competing services may be able to obtain better or more favorable access to compelling video content than us, and may also develop better offerings than us.

      Music. Our music service offerings face competition from traditional offline music distribution competitors and from other online digital music services. Some of these competing services have been the subject of substantial marketing efforts and have received significant media attention, including Apple’s iTunes music download service and Roxio’s Napster online music subscription service. We expect that Microsoft will also begin offering premium music services in conjunction with its Windows Media Player and MSN services, and we also expect increasing competition from online retailers such as Amazon.com and WalMart.com. Our current music service offerings may not be able to compete effectively in this highly competitive market. Our music services also face significant competition from “free” peer-to-peer services which allow consumers to directly access an expansive array of free content without securing licenses from content providers. The ongoing presence of these “free” services, even if they are subsequently found to be illegal, substantially impairs the marketability of legitimate services like ours.

      Games. Our RealArcade service competes with other online distributors of downloadable games focused on the non-core segment of the market. Some of these distributors have high volume distribution channels and greater financial resources than us, including Yahoo Games, MSN Gamezone, Pogo.com and Shockwave. We expect competition to intensify in this market from these and other competitors and no assurance can be made that we will be able to continue to grow our games distribution business or that we will be able to remain competitive in the downloadable games category in the future. We recently completed the acquisition of GameHouse, a developer of downloadable PC games and now also compete with other developers of downloadable games for the non-core segment of the market.

We may not be successful in the market for downloadable media and personal music management systems.

      The market for products that enable the downloading of media and that provide a personal music management system is relatively new and still evolving. We may be unable to develop a revenue model or sufficient demand to take advantage of this market opportunity. We cannot predict whether consumers will adopt our products as their primary application to play, record, download and manage their digital music, especially in light of the fact that Microsoft bundles its competing Windows Media Player with its Windows operating system. Our inability to achieve widespread acceptance for our digital music architecture or widespread distribution of our player products could hold back the development of revenue streams from these market segments, including digital music content, and therefore could harm the prospects for our business.

Our paid content businesses depend upon effective digital rights management solutions.

      Our paid content businesses depend upon effective digital rights management solutions that allow control of accessibility to online digital content. These solutions are important to the economics of these businesses and also to address concerns of content providers. We cannot be certain that we can develop, license or acquire such solutions, or that content licensors, electronic device makers or consumers will accept them. In addition, consumers may be unwilling to accept the use of digital rights management technologies that limit their use of content, especially with large amounts of free content readily available. We may need to license digital rights management solutions to support our products. No assurance can be given that such solutions will be available to us on reasonable terms or at all. If digital rights management solutions are not effective, or are perceived as not effective, content providers may not be willing to include content in our services, which would harm our business and operating results.

      Digital rights management technologies are frequently the subject of hostile attack by third parties seeking to break the system. If our digital rights management technology is compromised or otherwise malfunctions, we could be subject to lawsuits seeking compensation for any harm caused and our business could be harmed if content providers lose confidence in our ability to protect their content.

We may not be able to successfully operate our software game development business because it is a new business for us, and certain distribution partners for our game development business compete with other products and services we offer.

      We recently completed the acquisition of GameHouse, a developer of downloadable PC games. Game development is a new business for us, and we may not be able to successfully develop and market software games in the future. In addition, certain competitors of our RealArcade service also distribute and promote games developed by GameHouse. No assurance can be made that these distributors will continue to distribute and promote games in the same manner as a result of our acquisition of GameHouse.

Our systems software business has been negatively impacted by the efforts of our competitors, and this business may not return to previous levels.

      The aggressive, and we believe illegal, competitive efforts of Microsoft, including the provision of free software and other incentives to induce customers to use its competing technology, have negatively impacted systems software sales to customers in a variety of business market segments in recent periods. We cannot predict when, or if, we will experience increased demand for our systems software products from customers in these markets.

Our Helix open source initiative is subject to risks associated with open source technology.

      There are a number of risks associated with our Helix open source initiative, including risks associated with open source and community source technology licensing, development and business models and the risks typically associated with the introduction of new products and technologies. The industry may not adopt the Helix DNA Platform or the Helix Community, and third parties may not develop or introduce technologies or products based on them. While we have invested substantial resources in the development of these initiatives and products, the market may not accept them, we may not derive substantial revenue from these initiatives and products and the introduction of our Helix open source software may adversely affect our sales. In addition, our open source approach means that we no longer exercise control over many aspects of the development of the technology that comprises our Helix initiative.

If we do not timely and successfully develop, market and implement new products and services, our business and operating results will suffer.

      Our business and operating results would be harmed if we fail to timely and successfully develop, market and deliver products and services that achieve widespread market acceptance or if the products and services we develop fail to generate significant revenue or gross profits to offset our development and operating costs. Competitive or technological developments may require us to make substantial investments in new products and technologies, and we may not have sufficient resources to make these investments. If we are unable to be a technological leader in our market our business is likely to be harmed.

      We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Also, our products may contain undetected errors that could cause increased development costs, loss of revenue, adverse publicity, reduced market acceptance of our products or services or lawsuits by customers.

Our business is dependent in part on third party vendors whom we do not control.

      Certain of our products and services are dependent in part on the licensing and incorporation of technology from third party vendors. The markets in which we compete are new and rapidly evolving and, in some cases, significant technology innovation occurs at very early-stage companies. In some cases, we rely on the technology of these types of vendors in order to make our products and services more competitive. If the technology of these vendors fails to perform as expected or if key vendors do not continue to support their technology, because the vendor has gone out of business or otherwise, then we may incur substantial costs in replacing the products and services, or we may fall behind in our development schedule while we search for a replacement. These costs or the potential delay in the development of our products and services could harm our business and our prospects.

We enter into strategic transactions that may not yield direct financial benefits.

      Because of the evolving and dynamic nature of the markets in which we compete, from time to time we enter into strategic transactions that have uncertain financial impact on our business and operations. We often enter into these types of transactions with infrastructure providers and other large companies to broaden the reach of our technology, media formats and products. While we believe that these types of transactions are important for our overall business, they may not yield the desired benefits to our business or result in meaningful direct revenue.

If our products are not able to support the most popular digital media formats, our business will be substantially impaired.

      The success of our products and services depends upon our products’ support for a variety of media formats and wireless data formats. Technical formats and consumer preferences change over time, and we may be unable to adequately address consumer preferences or fulfill the market demand for new and evolving formats. Changing formats may give our competitors an opportunity to gain market share if they can respond to or anticipate market demand for formats before we do. We also may not be able to license technologies, like codecs or digital rights management technology, that obtain widespread consumer and developer use, which would harm consumer and developer acceptance of our products and services. In addition, our codecs and formats may not continue to be in demand or as desirable as other third party codecs and formats, including codecs and formats created by Microsoft or industry standard formats created by MPEG, become more readily available.

Our mobile products will not be successful if consumers do not use mobile devices to access digital media.

      In order for our investments in the development of mobile products to be successful, consumers must adopt and use mobile devices for consumption of digital media. To date, consumers have not widely adopted these products for use in accessing and consuming digital media and if the rate of adoption of these products to consume digital media does not increase, our business could be harmed.

We depend on key personnel who may not continue to work for us.

      Our success substantially depends on the continued employment of certain executive officers and key employees, particularly Robert Glaser, our founder, Chairman of the Board and Chief Executive Officer. The loss of the services of Mr. Glaser or other key executive officers or employees could harm our business. If any of these individuals were to leave, we could face high costs and substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor obtains the necessary training and experience. If we do not succeed in retaining and motivating existing personnel, our business could be harmed.

Our failure to attract, train or retain highly qualified personnel could harm our business.

      Our success also depends on our ability to attract, train or retain qualified personnel in all areas, especially those with management and product development skills. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. At times, we have experienced difficulties in hiring and retaining personnel with the proper training or experience, particularly in technical and media areas. Competition for qualified personnel is intense, particularly in high-technology centers such as the Pacific Northwest, where our corporate headquarters are located. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

Our industry is experiencing consolidation that may cause us to lose key relationships and intensify competition.

      The Internet and media distribution industries are undergoing substantial change which has resulted in increasing consolidation and formation of strategic relationships. We expect this consolidation and strategic partnering to continue. Acquisitions or other consolidating transactions could harm us in a number of ways, including:

•	we could lose strategic relationships if our strategic partners are acquired by or enter into relationships with a competitor (which could cause us to lose access to distribution, content, technology and other resources);

•	we could lose customers if competitors or users of competing technologies consolidate with our current or potential customers; and

•	our current competitors could become stronger, or new competitors could form, from consolidations.

      Any of these events could put us at a competitive disadvantage, which could cause us to lose customers, revenue and market share. Consolidation could also force us to expend greater resources to meet new or additional competitive threats, which could also harm our operating results.

Potential acquisitions involve risks that could harm our business and impair our ability to realize potential benefits from acquisitions.

      As part of our business strategy, we have acquired technologies and businesses in the past, and expect that we will continue to do so in the future. The failure to adequately address the financial, legal and operational risks raised by acquisitions of technology and businesses could harm our business and prevent us from realizing the benefits of the acquisitions. Financial risks related to acquisitions may harm our financial position, reported operating results or stock price, and include:

•	potential equity dilution, use of cash resources and incurrence of debt and contingent liabilities in funding acquisitions;

•	large write-offs and difficulties in assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset; and

•	amortization expenses related to other intangible assets.

      Acquisitions also involve operational risks that could harm our existing operations or prevent realization of anticipated benefits from an acquisition. These operational risks include:

•	difficulties and expenses in assimilating the operations, products, technology, information systems or personnel of the acquired company and difficulties in retaining key management or employees of the acquired company;

•	diversion of management’s attention from other business concerns and the potential disruption of our ongoing business;

•	impairment of relationships with employees, affiliates, advertisers and content providers of our business and the acquired business;

•	the assumption of known and unknown liabilities of the acquired company, including intellectual property claims; and

•	entrance into markets in which we have no direct prior experience.

      We acquired Listen.Com, Inc. in August 2003, and the operations associated with Listen will remain in San Francisco. This will be our first experience operating and integrating a substantial acquired business in a remote location. The geographic separation could increase the operational risks described above. We also acquired GameHouse, Inc. in January 2004. The acquisition of GameHouse is our first attempt to operate and manage a content creation business. We may not be successful in operating this type of business, which could harm our business and our prospects.

Our strategic investments may not be successful and we may have to recognize expenses in our income statement in connection with these investments.

      We have made, and in the future we may continue to make, strategic investments in other companies, including joint ventures. These investments often involve immature and unproven businesses and technologies, and involve a high degree of risk. We could lose the entire amount of our investment. We also may be required to record on our financial statements significant charges from reductions in the value of our strategic investments, and, potentially from the net losses of the companies in which we invest. We have taken these charges in the past, and these charges could adversely impact our reported operating results in the future. No assurance can be made that we will realize the anticipated benefits from any strategic investment.

      We have a substantial investment in MusicNet, a joint venture formed with several leading media companies to create a technology platform for online digital music subscription sales. We rely on financial statements provided by MusicNet in determining the amount of our equity share of MusicNet’s net loss for each of our reporting periods. We do not control MusicNet and we do not participate in the preparation of its financial statements. If the financial statements supplied to us by MusicNet are inaccurate, we may be forced to adjust or restate our operating results. If MusicNet does not provide its financial statements to us in a timely manner, we may not be able to timely satisfy our Securities and Exchange Commission reporting obligations. We anticipate that MusicNet will continue to incur losses in the foreseeable future and will need additional funding.

Changes in network infrastructure, transmission methods and protocols, and broadband technologies pose risks to our business.

      Our products and services depend upon the means by which users access media content over the Internet and wireless networks. If popular technologies, transmission methods and protocols used for accessing digital media content change, and we do not timely and successfully adapt our products and services to these new technologies, transmission methods and protocols, our reputation could be damaged, use of our technologies and products would decrease, and our business and operating results would be harmed. Communicating Internet access through cable television set-top boxes, cable lines, digital subscriber lines or wireless connections could dramatically reduce the demand for our products and services by utilizing alternate technology that more efficiently or conveniently transmits data and media. This could harm our business as currently conducted. Also, our products and services adapted to new technologies and transmission methods and protocols may not achieve market acceptance or generate sufficient revenue to offset our costs of developing products and services compatible with broadband transmission formats and infrastructure.

      Development of new technologies, products and services for new transmission infrastructure could increase our vulnerability to competitors by enabling the emergence of new competitors, such as traditional broadcast and cable television companies, which have significant control over access to content, substantial resources and established relationships with media providers. Our current competitors may also develop relationships with, or ownership interests in, companies that have significant access to or control over the broadband transmission infrastructure or content.

We need to develop relationships with manufacturers of non-PC media and communication devices to grow our business.

      Access to the Internet through devices other than a personal computer, such as personal digital assistants, cellular telephones, television set-top devices, game consoles and Internet appliances, has increased dramatically and is expected to continue to increase. Manufacturers of these types of products are increasingly investing in media-related applications, but development of these devices is still in an experimental stage and business models are new and unproven. If a substantial number of alternative device manufacturers do not license and incorporate our technology into their devices, we may fail to capitalize on the opportunity to deliver digital media to non-PC devices. A failure to develop revenue-generating relationships with a sufficient number of device manufacturers could harm our business prospects. We have invested significant resources in adapting our technologies and products to these new technologies, networks and devices (wireless networks in particular), and we will not recoup these investments if they are not widely adopted for accessing data and multimedia content. In addition, our ability to reach customers in these markets is often controlled by large network operators and our success in these markets is dependent on our ability to secure relationships with these key operators.

Emerging new standards for non-PC devices could harm our business if our products and technologies are not compatible with the new standards.

      We do not believe that complete standards have emerged with respect to non-PC wireless and cable-based systems. If we do not successfully make our products and technologies compatible with emerging standards, we may miss market opportunities and our business and results will suffer. If other companies’ products and services, including industry-standard technologies or other new standards emerge or become dominant in any of these areas, or differing standards emerge among different global markets, demand for our technology and products could be reduced or they could become obsolete.

If we are not successful in maintaining, managing and adding to our strategic relationships, our business and operating results will be adversely affected.

      We rely on many strategic relationships with third parties in connection with our business, including relationships providing for the distribution of our products, licensing of technology and licensing of content for our paid content services. The loss of current strategic relationships, the inability to find other strategic partners, our failure to effectively manage these relationships or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We may not be able to replace these relationships with others on acceptable terms, or at all, or find alternative sources for resources that these relationships provide.

Our business and operating results will suffer if our systems or networks fail, become unavailable or perform poorly so that current or potential users do not have adequate access to our products, services and websites.

      Our ability to provide our products and services to our customers and operate our business depends on the continued operation of our information systems and networks. A significant or repeated reduction in the performance, reliability or availability of our information systems and network infrastructure could harm our ability to conduct our business, and harm our reputation and ability to attract and retain users, customers, advertisers and content providers.

      We have on occasion experienced system errors and failures that cause interruption in availability of products or content or an increase in response time. Problems with our systems and networks could result from our failure to adequately maintain and enhance these systems and networks, natural disasters and similar events, power failures, intentional actions to disrupt our systems and networks and many other causes. The vulnerability of our computer and communications infrastructure is enhanced because it is located at a single leased facility in Seattle, Washington, an area that is at heightened risk of earthquake, flood, and volcanic events. We do not currently have fully redundant systems or a formal disaster recovery plan, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage.

We rely on the continued reliable operation of third parties’ systems and networks and, if these systems and networks fail to operate or operate poorly, our business and operating results will be harmed.

      Our operations are in part dependent upon the continued reliable operation of the information systems and networks of third parties. If these third parties do not provide reliable operation, our ability to service our customers will be impaired and our business, reputation and operating results could be harmed.

Our network is subject to security risks that could harm our business and reputation and expose us to litigation or liability.

      Online commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit and store such information and data securely, and any costs associated with preventing or eliminating such problems, could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation, and expose us to litigation or liability. We also may be required to expend significant capital or other resources to protect against the threat of security breaches or hacker attacks or to alleviate problems caused by such breaches or attacks. Any successful attack or breach of our security could hurt consumer demand for our products and services, expose us to consumer class action lawsuits and harm our business.

Our international operations expose our business to additional operational and financial risks.

      We operate subsidiaries in several foreign countries, and market and sell products in a number of countries. We have also entered into joint ventures internationally. A significant portion of our revenue is derived from international operations. Our foreign operations involve risks inherent in doing business on an international level, including difficulties in managing operations due to distance, language and cultural differences, different or conflicting laws and regulations and exchange rate fluctuations. Any of these factors could harm our future international operations, and consequently our business, operating results and financial condition. Our foreign currency exchange risk management program reduces, but does not eliminate, the impact of currency exchange rate movements.

The growth of our business is dependent in part on successfully implementing our international expansion strategy.

      A key part of our strategy is to develop localized products and services in international markets through joint ventures, subsidiaries and branch offices. If we do not successfully implement this strategy, we may not recoup our international investments, successfully take advantage of international opportunities and we may lose worldwide market share. To date, we have only limited experience in developing localized versions of our products and services and marketing and operating our products and services internationally, and we often rely on the efforts and abilities of our foreign business partners, who we do not control, in such activities. We believe that in light of the potential size of the customer base and the audience for content, and the substantial anticipated competition, we need to continue to expand into international markets in order to effectively obtain and maintain market share.

We may be unable to adequately protect our proprietary rights.

      Our ability to compete partly depends on the superiority, uniqueness or value of our technology, including both internally developed technology and technology licensed from third parties. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Despite these efforts, any of the following occurrences may reduce the value of our intellectual property:

•	Our applications for patents and trademarks relating to our business may not be granted and, if granted, may be challenged or invalidated.

•	Issued patents and trademarks may not provide us with any competitive advantages.

•	Our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology.

•	Our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.

•	Another party may obtain a blocking patent so we would need to either obtain a license or design around the patent. We may not be able to obtain such a license on acceptable terms, if at all, or design around the patent.

We may be forced to litigate to defend our intellectual property rights, or to defend against claims by third parties against us relating to intellectual property rights.

      Disputes regarding the ownership of technologies and rights associated with streaming media, digital distribution and online businesses are common and likely to arise in the future and may be very costly. We may be forced to litigate to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation could be very costly and could distract our management from focusing on operating our business. The existence and/or outcome of any such litigation could harm our business.

      From time to time we receive claims and inquiries from third parties alleging that our internally developed technology or technology we license from third parties may infringe the third parties’ proprietary rights, especially patents. Third parties have also asserted and most likely will continue to assert claims against us alleging infringement of copyrights, trademark rights, trade secret rights or other proprietary rights, or alleging unfair competition or violations of privacy rights. We are now investigating a number of such pending claims, some of which are described in Part II of our Quarterly Report on Form 10-Q filed May 10, 2004 under the heading “Legal Proceedings.”

Interpretation of existing laws that did not originally contemplate the Internet could harm our business and operating results.

      There is uncertainty regarding how existing laws governing issues such as property ownership, copyright and other intellectual property issues apply to the Internet. Many of these laws were adopted before the advent of the Internet and do not address the unique issues associated with the Internet and related technologies. In many cases, the relationship of these laws to the Internet has not yet been interpreted. New interpretations of existing laws may increase our costs, require us to change business practices and otherwise harm our business.

It is not yet clear how laws designed to protect children that use the Internet may be interpreted, and such laws may apply to our business in ways that may harm our business.

      The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the Internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

We may be subject to market risk and legal liability in connection with the data collection capabilities of our products and services.

      Many of our products are interactive Internet applications that by their very nature require communication between a client and server to operate. To provide better consumer experiences and to operate effectively, our products send information to our servers. Many of the services we provide also require that a user provide certain information to us. We post an extensive privacy policy concerning the collection, use and disclosure of user data involved in interactions between our client and server products. Any failure by us to comply with our posted privacy policy and existing or new legislation regarding privacy issues could impact the market for our products and services, subject us to litigation and harm our business.

We may be subject to legal liability for the provision of third-party products, services or content.

      We periodically enter into arrangements to offer third-party products, services, content or advertising under the RealNetworks brand or via distribution on our Web sites, in products or service offerings. We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them. Our agreements with these parties may not adequately protect us from these potential liabilities. It is also possible that, if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us, including, for example, claims for intellectual property infringement. Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. If any of these claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

Our directors and executive officers beneficially own approximately one third of our stock, which gives them significant control over certain major decisions on which our shareholders may vote, may discourage an acquisition of us, and any significant sales of stock by our officers and directors could have a negative effect on our stock price.

      Our executive officers, directors and affiliated persons beneficially owned more than one third of our common stock. Robert Glaser, our Chief Executive Officer and Chairman of the Board, beneficially owns the majority of that stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	control the outcome of any other matter submitted to the shareholders for vote.

      Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of RealNetworks, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Provisions of our charter documents, Shareholder Rights Plan, and Washington law could discourage our acquisition by a third party.

      Our articles of incorporation provide for a strategic transaction committee of the board of directors. Without the prior approval of this committee, and subject to certain limited exceptions, the board of directors does not have the authority to:

•	adopt a plan of merger;

•	authorize the sale, lease, exchange or mortgage of assets representing more than 50% of the book value of our assets prior to the transaction or on which our long-term business strategy is substantially dependent;

•	authorize our voluntary dissolution; or

•	take any action that has the effect of any of the above.

      RealNetworks also entered into an agreement providing Mr. Glaser with certain contractual rights relating to the enforcement of our charter documents and Mr. Glaser’s roles and authority within RealNetworks.

      We have adopted a shareholder rights plan that provides that shares of our common stock have associated preferred stock purchase rights. The exercise of these rights would make the acquisition of RealNetworks by a third party more expensive to that party and has the effect of discouraging third parties from acquiring RealNetworks without the approval of our board of directors, which has the power to redeem these rights and prevent their exercise.

      Washington law imposes restrictions on some transactions between a corporation and certain significant shareholders. The foregoing provisions of our charter documents, shareholder rights plan, our agreement with Mr. Glaser, the notes and Washington law, as well as those relating to a classified board of directors and the availability of “blank check” preferred stock, could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions may therefore have the effect of limiting the price that investors might be willing to pay in the future for our common stock.

If we account for employee stock options using the fair value method, it could significantly reduce our results of operations.

      On March 31, 2004, the FASB issued an Exposure Draft, “Share-Based Payment: an amendment of FASB statements No. 123 and 95”, which, if issued as an actual statement, would require a company to recognize, as an expense, the fair value of stock options and other stock-based compensation to employees beginning in 2005 and subsequent reporting periods. If we are required to record an expense for our stock-based compensation plans using the fair value method as described in the Exposure Draft, we could have significant and ongoing accounting charges.

Our stock price has been volatile in the past and may continue to be volatile.

      The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended March 31, 2004, the price of our common stock ranged from $9.29 to $4.15 per share. Our stock price could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results or changes in financial estimates or recommendations by securities analysts as well as any of the other risk factors described above.

      In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors have in the past and may in the future reduce our stock price, regardless of our operating performance.

Financial forecasting of our operating results will be difficult because of the changing nature of our products and business, and our actual results may differ from forecasts.

      As a result of the dynamic and changing nature of our products and business, and of the markets in which we compete, it is difficult to accurately forecast our revenues, gross margin, operating expenses, number of subscribers and other financial and operating data. Our inability or the inability of the financial community to accurately forecast our operating results could result in our reported net income (losses) in a given quarter to differ from expectations, which could cause a decline in the trading price of our common stock.

We may be subject to assessment of sales and other taxes for the sale of our products, license of technology or provision of services.

      We do not currently collect sales or other taxes on the sale of our products, license of technology or provision of services in states and countries other than those in which we have offices or employees. Our business would be harmed if one or more states or any foreign country were able to require us to collect sales or other taxes from past sales of products, licenses of technology or provision of services, particularly because we would be unable to go back to customers to collect sales taxes for past sales and would likely have to pay such taxes out of our own funds.

      Effective July 1, 2003, we began collecting Value Added Tax, or VAT, on sales of “electronically supplied services” provided to European Union residents, including software products, games, data, publications, music, video and fee-based broadcasting services. There can be no assurance that the European Union will not make further modifications to the VAT collection scheme, the effects of which could require significant enhancements to our systems and increase the cost of selling our products and services into the European Union. The collection and remittance of VAT subjects us to additional currency fluctuation risks.

      The Internet Tax Freedom Act, or ITFA, expired November 2003 and Congress is currently considering an extension. Among other things, the ITFA imposed a moratorium on discriminatory taxes on electronic commerce. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us and could decrease our future sales.

We donate a portion of net income to charity.

      In future periods, if we achieve profitability (excluding the effects of acquisition charges), we intend to donate 5% of our annual pre-tax net income to charitable organizations, which will reduce our net income for those periods. The non-profit RealNetworks Foundation manages our charitable giving efforts.

USE OF PROCEEDS

      The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

SELLING SHAREHOLDERS

      The shares of common stock to be sold by the selling shareholders pursuant to this prospectus represent shares issued to the selling shareholders by us in connection with our acquisition of GameHouse, Inc. on January 30, 2004. The following table sets forth the aggregate number of shares of our common stock held by each selling shareholder and the aggregate number of shares of common stock offered by each such selling shareholder. As of May 19, 2004, there were 168,956,302 shares of our common stock outstanding. Beneficial ownership is determined according to the rules of the SEC, and includes shares subject to options currently exercisable or exercisable within 60 days of May 19, 2004. Shares subject to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not for computing the percentage ownership of any other person.

	Ownership Prior to			Ownership After
	Offering Number	Percentage of		Offering (1)	Percentage of
	of Shares	Common		Number of Shares	Common
	Beneficially Owned	Stock	Number of Shares	Beneficially Owned	Stock
Name of Selling Shareholder	Prior to Offering	Outstanding	Being Offered	After Offering	Outstanding

Jennie Bowers(2)	5,394	*	1,059	4,335	*
David R. Dunham(3)	5,847	*	317	5,530	*
Ben Exworthy	827,723	*	380,755	446,968	*
Garr Godfrey	1,931,354	1.1%	888,426	1,042,928	*
William B. Horne	34,488	*	15,868	18,620	*
Jason Katsanis(4)	12,156	*	1,322	10,834	*
Ron Powers(5)	229,775	*	81,970	147,805	*
Lynn E. Rott	3,678	*	1,694	1,984	*
David J. Ryan(6)	33,426	*	11,105	22,321	*
Iris H. Williams	1,724	*	796	928	*

TOTAL	3,085,565		1,383,312	1,702,253

(1)	Assumes the sale of all of the shares of common stock offered by each of the selling shareholders. This Registration Statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Includes 3,095 shares of common stock issuable upon exercise of options exercisable within 60 days of May 19, 2004.

(3)	Includes 5,158 shares of common stock issuable upon exercise of options exercisable within 60 days of May 19, 2004.

(4)	Includes 6,188 shares of common stock issuable upon exercise of options exercisable within 60 days of May 19, 2004.

(5)	Includes 51,585 shares of common stock issuable upon exercise of options exercisable within 60 days of May 19, 2004.

(6)	Includes 9,285 shares of common stock issuable upon exercise of options exercisable within 60 days of May 19, 2004.

  *     Less than 1% of the outstanding shares of common stock.

PLAN OF DISTRIBUTION

      The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

•	Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	Privately negotiated transactions.

      To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

      In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

      In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of each such selling shareholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

•	other facts material to the transaction.

      We have agreed to indemnify the selling shareholders and any person or persons controlling the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

      We have the right to suspend use of this registration statement for certain periods of time under certain conditions. We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the sooner to occur of (A) 5:00 p.m. Pacific Time on the date that is one year after the date on which this registration statement is declared effective by the SEC, or (B) the date on which all registrable securities included within the registration statement have been sold.

LEGAL MATTERS

      Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Seattle, Washington.

EXPERTS

      The consolidated financial statements and the related financial statement schedule of RealNetworks, Inc. and subsidiaries as of December 31, 2003, and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets.

      The financial statements of MusicNet, Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, financial statements contains an explanatory paragraph that states that MusicNet, Inc. has suffered recurring losses from operations that raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

      The consolidated financial statements of Listen.Com, Inc. incorporated in this Prospectus by reference to the Current Report on Form 8-K/ A of RealNetworks, Inc., dated September 12, 2003 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to Listen.Com, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

1,383,312 Shares

RealNetworks, Inc.

Common Stock

PROSPECTUS

                    , 2004

REALNETWORKS, INC.

REGISTRATION STATEMENT ON FORM S-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item Number

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except SEC fees are estimates.

Registration Statement — SEC	$1,047
Printing expenses	$5,000
Accounting fees	$20,000
Legal fees	$20,000
Miscellaneous	$953

Total	$47,000

Item 15.	Indemnification of Directors and Officers.

      Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The registrant’s Restated Articles of Incorporation and Amended and Restated Bylaws provide for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant’s Amended and Restated Articles of Incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the registrant and its shareholders. The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant’s officers and directors with indemnification to the maximum extent permitted by the WBCA.

Item 16.	Exhibits.

Exhibit
Number	Description

4.1	Registration Rights Agreement dated as of January 30, 2004 between RealNetworks, Inc. and Garr Godfrey, as agent for the former shareholders of GameHouse, Inc.(1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(1)
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).(1)

(1)	Previously filed on March 31, 2004.

Item 17.	Undertakings.

      A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on May 21, 2004.

REALNETWORKS, INC.

By:	/s/ ROY B. GOODMAN

Name: Roy B. Goodman

Title: Senior Vice President, Chief

Financial Officer and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on May 21, 2004.

Signature		Title

/s/ ROBERT GLASER Robert Glaser		Director, Chairman and Chief Executive Officer (principal executive officer)

/s/ ROY B. GOODMAN Roy B. Goodman		Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)

/s/ * Eric A. Benhamou		Director

/s/ * Edward Bleier		Director

/s/ * James W. Breyer		Director

/s/ * Jeremy Jaech		Director

/s/ * Jonathan D. Klein		Director

/s/ * Kalpana Raina		Director

* By:	/s/ ROBERT KIMBALL Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Registration Rights Agreement dated as of January 30, 2004 between RealNetworks, Inc. and Garr Godfrey, as agent for the former shareholders of GameHouse, Inc.(1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(1)
23.1	Consent of KPMG LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).(1)

(1)	Previously filed on March 31, 2004.